Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000), pertaining to the Isle of Capri Casinos, Inc. Second Amended and Restated 2009 Long-term Stock Incentive Plan, of our reports dated June 17, 2015, with respect to the consolidated financial statements and schedule of Isle of Capri Casinos, Inc. included in its Annual Report (Form 10-K) for the year ended April 26, 2015 and the effectiveness of internal control over financial reporting of Isle of Capri Casinos, Inc. filed with the Securities and Exchange Commission.

November 30, 2015